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                                                                 Exhibit 11.1


                               NATURAL WONDERS, INC.
                         COMPUTATION OF PER SHARE NET LOSS
                               (Shares in thousands)


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

                                                 Quarter Ended                     Six Months Ended
                                                 --------------------------------------------------
                                          July 31, 1999      August 1, 1998  July 31, 1999  August 1, 1998
                                          ---------------------------------  -----------------------------
Net loss                                   $(3,959)            $(1,569)         $(8,316)       $(6,145)
                                           --------            --------         --------       --------
                                           --------            --------         --------       --------

Weighted average common shares
       Outstanding, basic and diluted        7,928               8,084            7,940          8,066

Per share net loss, basic and diluted      $ (0.50)            $ (0.19)          $(1.05)        $(0.76)
                                           --------            --------          -------        -------
                                           --------            --------          -------        -------
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